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AMENDMENT NO. 1 TO
RIGHTS AGREEMENT


		This Amendment No. 1 (this "Amendment") to the Rights Agreement, effective as of March 2, 1999, amends that certain Rights Agreement (the
"Rights Agreement"), dated as of June 6, 1989, between The Montana Power Company, a Montana corporation (the "Company"), and First Chicago Trust
Company of New York, a division of EquiServe, a New York corporation
(the "Rights Agent").
WHEREAS, the Company and the Rights Agent desire to amend the
Rights Agreement in the manner set forth herein; and
 WHEREAS, this Amendment was authorized by the Board of Directors of the Company at a meeting held on January 26, 1999.
NOW THEREFORE, in consideration of the mutual covenants and
agreements contained in this Amendment, the parties hereto agree as follows:
1.	Section 1(a) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:
(a)	"Acquiring Person" shall mean any Person (as such term is
hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner
(as such term
is hereinafter defined) of 20% or more of the Voting Shares (as such term is hereinafter defined) then outstanding but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any Person who would otherwise be an
Acquiring Person solely because of such Person's holding Voting Shares for or pursuant to the terms of any such plan.  Notwithstanding the foregoing no Person shall be
deemed
to be an Acquiring Person:  (i) as the result of an acquisition of Common
Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such
Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if such Person shall become the Beneficial Owner of
20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after
such share purchases by the Company become the Beneficial Owner of any additional
Common Shares of the Company, then such Person shall be deemed to be an
Acquiring
Person, or (ii) if within eight days after such Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two days after such
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notification, such Person is the Beneficial Owner of less than 20% of the outstanding
Common Shares.
2.	Section 7(a) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:
(a)	Subject to Section 7(e) hereof, at any time after the Distribution
Date, and at or prior to the earlier of (i) the close of business on June 6, 2009 (the "Final
Expiration Date"), or (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 hereof (the "Redemption Date"), the registered holder of any
Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including without limitation any restriction on exercisability set forth in or resulting from Section 9, Section 11(a)(iii), Section 14 and Section 20(j) hereof) in whole or in part upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredths of a Preferred Share as to which the Rights are exercised.
3.	Section 7(b) of the Rights Agreement is hereby amended and
restated to read in its entirety as follows:
(b)	The purchase price for each one-hundredths of a Preferred Share pursuant to the exercise of a Right (the "Purchase Price") shall initially be $200, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in accordance with paragraph (c) below.
4.	All references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.
5.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this
Amendment on the first date above written.
	THE MONTANA POWER COMPANY
	By:  /s/ Robert P. Gannon_______________
	  Name:
	  Title:


	FIRST CHICAGO TRUST COMPANY
	OF NEW YORK

	By:  /s/ Joanne Gorostiola______________
		  Name:  Joanne Gorostiola
	  Title:  Assistant Vice President
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EXHIBIT 4a